EXHIBIT 10.3
PLAZA TRUST
c/o Royal Bank of Canada
200 Bay Street, Royal Bank Plaza
2nd Floor, North Tower
Toronto, ON, M5J 2W7
May 31, 2023
First Insurance Funding of Canada Inc.
c/o Wintrust Financial Corporation
9700 West Higgins Road, Suite 800
Rosemont, IL 60018
Attention:    Mr. David Dykstra, Vice Chairman and Chief Operating Officer
Dear Sirs:
Receivables Purchase Agreement dated as of December 16, 2014 as amended by amending agreements dated December 15, 2015, September 9, 2016, December 15, 2017, June 29, 2018, February 15, 2019, May 27, 2019, January 15, 2020, May 20, 2020, January 15, 2021, May 2, 2022 and May 31, 2023 (as amended, supplemented, modified, restated or replaced from time to time, the “RPA”) between First Insurance Funding of Canada Inc. (the “Seller”) and Plaza Trust (the “Purchaser”)
All capitalized terms used but not defined herein shall have the meanings given to them in the RPA. This letter agreement is the Fee Letter under the RPA and replaces the fee letter dated May 2, 2022. For good and valuable consideration, the Seller and the Purchaser hereby agree as follows:
1.Funding Cost Rate. The “Funding Cost Rate” in respect of each day during a Settlement Period shall be the weighted average (weighted based on the relative portions of the Aggregate Net Investment funded) of the following rates:
(a)with respect to that portion of the Aggregate Net Investment funded in a multi-seller conduit through the issuance of Commercial Paper, a rate equal to the CP Rate plus 0.825%;
(b)with respect to that portion of the Aggregate Net Investment funded in a multi-seller conduit other than through the issuance of Commercial Paper, a rate equal to the Prime Rate; and
(c)with respect to that portion of the Aggregate Net Investment funded not in a multi-seller conduit, a rate equal to the Benchmark on such day plus 1.00%;
provided, on each day where a Termination Event has occurred and is continuing, the Funding Cost Rate will be the Prime Rate plus 2.00% per annum.
2.Benchmark. For purposes of Section 1(c), “Benchmark” means, initially, the CDOR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 4 of this Fee Letter, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” will include, as applicable, the published component used in the calculation thereof.

3.CP Rate. For the purposes of 1(a) above, “CP Rate” means, for each day during a Settlement Period, the weighted average annual rate of interest applicable to all Commercial Paper (other than subordinated Commercial Paper) outstanding during such Settlement Period; provided that (x) any such Commercial Paper may be issued in either United States dollars or Canadian dollars with the appropriate market rate currency swap agreements being entered into to match such issuance to the funding requirements of the Purchaser, and (y) the weighted average annual rate of interest at which such Commercial Paper is issued in respect of each day during a Settlement Period shall reflect any costs incurred by the Purchaser in connection with any such market rate currency swap agreements and any cost amounts payable to holders of such Commercial Paper in connection with any redemptions or repurchases of such Commercial Paper.
4.Benchmark Replacement Setting.
(a)Replacing CDOR. On May 16, 2022, RBSL, the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark is CDOR, the Benchmark Replacement will replace such Benchmark for all purposes under this Fee Letter and the RPA in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Fee Letter or the RPA.
(b)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes under this Fee Letter and the RPA in respect of any Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser to the Seller without any amendment to, or further action or consent of any other party to, this Fee Letter or the RPA so long as the Purchaser has not received, by such time, written notice of objection to such Benchmark Replacement from the Seller.
(c)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Purchaser will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Fee Letter or in the RPA, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Fee Letter or the RPA.
(d)Notices; Standards for Decisions and Determinations. The Purchaser will promptly notify the Seller of (i) the implementation of any Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Purchaser pursuant to this clause (d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Fee Letter or the RPA, except, in each case, as expressly required pursuant to this Section 4.
(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including Term CORRA or CDOR), then (i) the Purchaser may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Purchaser may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)Secondary Term CORRA Conversion. Notwithstanding anything to the contrary in this Fee Letter or in the RPA and subject to the proviso below in this clause (f), if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date, the Benchmark Replacement described in clause (a)(i) of such definition will replace the then-current Benchmark for all purposes under this Fee Letter or under the RPA in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Fee Letter or the RPA; provided that, this clause (f) will not be effective unless the Purchaser has delivered to the Seller a Term CORRA Notice.
For purposes of the foregoing Section 4, the following terms have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Fee Letter or the RPA as of such date.
“Benchmark Replacement” means, for any Available Tenor:
(a)    the first alternative set forth below that can be determined by the Purchaser and permitted for use in securitization transactions:
(i)    the sum of: (x) Term CORRA and (y) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, or such other percentage (and equivalent basis points) that the Purchaser may specify that is acceptable to the Seller, acting reasonably, or
(ii)    the sum of: (x) Daily Compounded CORRA and (y) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, or such other percentage (and equivalent basis points) that the Purchaser may specify that is acceptable to the Seller, acting reasonably; and
(b)    the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Purchaser and the Seller as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time, provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Fee Letter and the RPA.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Business Day” or “Settlement Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Purchaser decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if the Purchaser determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Purchaser decides is reasonably necessary in connection with the administration of this Fee Letter and the RPA).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than CDOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“CDOR Rate” means, on any day, an annual rate of interest equal to the average rate applicable to Canadian dollar bankers’ acceptances for a one-month period appearing on the Bloomberg Screen ALLX CDOR<GO> Page at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg Screen ALLX CDOR<GO> Page on such day as contemplated, then the CDOR Rate on such day will be calculated as the average of the rates for such period applicable to Canadian dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m. on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; provided that, if pursuant to the above, the CDOR Rate is determined on any day to be a negative number, then the CDOR Rate be deemed to be zero on such day.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Daily Compounded CORRA” means, for any Interest Period, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Purchaser in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Purchaser decides that any such convention is not administratively feasible for the Purchaser, then the Purchaser may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.
“RBSL” means Refinitiv Benchmark Services (UK) Limited.
“Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant

Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Purchaser in its reasonable discretion at approximately a time and as of a date prior to the commencement of the applicable period, as determined by the Purchaser in its reasonable discretion in a manner substantially consistent with market practice.
“Term CORRA Notice” means the notification by the Purchaser to the Seller of the occurrence of a Term CORRA Transition Event.
“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Seller, for the replacement of the then-current Benchmark with the Benchmark Replacement described in clause (a)(i) of such definition, which date will be at least 30 Business Days from the date of the Term CORRA Notice.
“Term CORRA Transition Event” means the determination by the Purchaser that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Purchaser and (c) a Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 4.
5.Notice. The Purchaser shall provide to the Seller at least 1 Business Day before each Reporting Date, a report as to the Funding Cost Rate and the Funding Costs in respect of the related Settlement Period. For the purposes of preparing such report and completing the settlements on the related Settlement Date, the Purchaser will assume that the Funding Cost Rate remains constant during the period from the day of delivery of such report to the last day of the related Settlement Period (a “stub period”). To the extent the actual Funding Cost Rate for each day during a stub period is different than the assumed Funding Cost Rate during the stub period, an appropriate adjustment to the Funding Costs for the following Settlement Period will be made, the details of which will be included in the report under this section 5 for that Settlement Period.
6.Non-Utilization Fee. The Seller shall pay to the Purchaser on each Settlement Date a non-utilization fee equal to the sum of the amounts calculated for each day during the Settlement Period ending immediately prior to such Settlement Date which is equal to (x) 0.375%, multiplied by (y) the amount, if any, by which the Facility Limit exceeds the Aggregate Net Investment on such day and divided by (z) 365.
7.Renewal Fee. The Seller shall pay to the Agent, for its sole account, on the date hereof, a fully-earned and non-refundable renewal fee equal to $260,000.
This Fee Letter shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. This Fee Letter may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement. This Fee Letter may be executed and delivered by facsimile or other electronic transmission of a manually signed counterpart.
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Yours truly,

CIBC MELLON TRUST COMPANY, in its capacity as trustee of PLAZA TRUST, by its Financial Services Agent, ROYAL BANK OF CANADA
By:	/s/Nur Khan
Name: Nur Khan
Title: Authorized Signatory

By:	/s/Ian Benaiah
Name: Ian Benaiah
Title: Authorized Signatory

Agreed and accepted to by the undersigned as of the 31st day of May, 2023.

FIRST INSURANCE FUNDING OF CANADA INC.
By:	/s/John Martin
Name: John Martin
Title: SVP Finance

By:	/s/Stuart Bruce
Name: Stuart Bruce
Title: CEO

Signature Page to Amended and Restated Fee Letter – May 2023